UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

AEMETIS, INC.
(Exact name of registrant as specified in its charter)

______________

Nevada	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Office) (Zip Code)

(408) 213-0940
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into A Material Definitive Agreement / Item 2.03 Creation of a Direct Financial Obligation

Construction of Carbon Dioxide Liquification Plant

On October 15, 2014, Aemetis Advanced Products Keyes, Inc., a wholly-owned subsidiary of Aemetis, Inc., (the “Company”) entered into an agreement with Denmark-based Union Engineering to design and construct a 300 ton per day capacity (approximately 220 million pounds per year) liquified carbon dioxide (CO2) facility.  The facility will liquify the carbon dioxide produced at the Aemetis ethanol biorefinery in Keyes, California at an expected construction cost of approximately $15 million.

The additional operating cost of the Liquid CO2 facility will be primarily comprised of electrical power consumption.  The Company plans to sell the liquefied carbon dioxide to end users and distributors primarily in the Central Valley of California.  Design and engineering work has begun, and liquid CO2 production is expected to begin in the fourth quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

Date: October 21 , 2014	By:	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer